Exhibit 10.29

AMENDMENT NO. 1

TO THE

RICHARD M. FRANK

2005 EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE RICHARD M. FRANK 2005 EMPLOYMENT AGREEMENT (the “Amendment”) is executed as of the 17th day of December, 2007, by and between RICHARD M. FRANK (“Employee”) and CEC ENTERTAINMENT, INC., a Kansas corporation (the “Company”).

RECITALS

The Company and the Employee entered into the Richard M. Frank 2005 Employment Agreement dated as of March 29, 2005 (the “Employment Agreement”); and

The Company and Employee have determined that it is in the best interests of the parties to amend the Employment Agreement to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, which are applicable to the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Employee hereby agree that, effective as of December 17th, the Employment Agreement shall be amended as follows:

1. Section 3(a) is amended by adding the following as the second sentence of said section:

Payment of the Basic Salary shall be made at periodic times, no less frequently than monthly, in accordance with the Company’s normal payroll practices.

2. Section 5 is amended by striking the last sentence of the first paragraph of said section and substituting the following:

Such severance pay shall be payable to Employee by the Company in cash on the date which is six (6) months following the date of Employee’s “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (or, if earlier, the date of death of Employee).

3. Section 6(b) is amended by adding the following at the end of said section:

Notwithstanding the foregoing provisions of this paragraph (b), in no event shall the Gross-Up Payment or any additional amount be paid to Employee later than the end of the calendar year next following the calendar year in which Employee remits the related taxes.

4. Section 6(d) is amended by adding the following at the end of said section:

Notwithstanding the foregoing provisions of this paragraph (d) and the foregoing paragraph (c), (i) any payment made to or on behalf of Employee which relates to taxes imposed on Employee shall be made not later than the end of the calendar year next following the calendar year in which such taxes are remitted by or on behalf of Employee, and (ii) any payment made to or on behalf of Employee which relates to reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

5. Section 7 is amended by striking said section and substituting in lieu thereof the following:

7. Expenses. Subject to the rules and procedures the Company may specify from time to time, the Company shall reimburse Employee for all reasonable business expenses incurred by Employee on behalf of the Company during the Term of this Agreement and as identified in the Company’s rules and procedures regarding reimbursement of business expenses, which are incorporated herein by reference. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred.

6. Section 8 is amended by adding the following immediately before the last sentence of said section:

Payment or reimbursement of such insurance premiums during the Term of this Agreement shall be made on or before the last day of the calendar year following the calendar year in which the premiums are due, and such payment or reimbursement during a calendar year shall not affect the premiums eligible for payment or reimbursement in any other calendar year.

7. Section 11 is amended by adding the following immediately after the first sentence of said section:

To the extent provision of such insurance coverage or cost reimbursement benefits during the Term of this Agreement are taxable to Employee, the provision of such in-kind benefits during a calendar year shall not affect the in-kind benefits to be provided in any other calendar year, unless the insurance coverage or cost reimbursement benefits provide for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which such arrangement remains in effect. To the extent the Company directly provides to Employee any cost reimbursement benefits, payment of such benefits shall be made on or before the last day of the calendar year following the calendar year in which such costs are incurred.

8. Section 11 is amended further by adding the following immediately before the last sentence of said section:

To the extent the Company provides such disability insurance coverage during the Term of this Agreement, the provision of such in-kind benefits during a calendar year shall not affect the in-kind benefits to be provided, in any other calendar year. To the extent the Company reimburses Employee or pays on Employee’s behalf for such disability insurance coverage, payment or reimbursement of such insurance premiums shall be made on or before the last day of the calendar year following the calendar year in which the premiums are due, and such payment or reimbursement during a calendar year shall not affect the premiums eligible for payment or reimbursement in any other calendar year.

9. Section 11 is amended further by adding the following immediately after the last sentence of said section:

To the extent the Company directly provides any disability income benefits which can only be provided in part by insurance policies or plans, the payment of said benefits shall be made monthly only upon a disability as defined in said insurance policies or plans, provided that the definition of disability applied under such disability insurance policies or plans otherwise complies with the requirements of Section 1.409A-3(i)(4) of the Final Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

10. Section 12 is amended by adding the following at the end of said section:

To the extent provision of such insurance coverage or cost reimbursement benefits are taxable to Employee and/or his Family and the provision of such benefits extend beyond the applicable period of time during which Employee would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under the Company’s group health plan pursuant to Section 4980B of the Code ( the “COBRA period”), (i) the provision of such in-kind benefits during a calendar year shall not affect the in-kind benefits to be provided in any other calendar year, unless the insurance coverage or cost reimbursement benefits provide for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which such arrangement remains in effect, and (ii) to the extent the Company directly provides to Employee any cost reimbursement benefits, payment of such benefits shall be made on or before the last day of the calendar year following the calendar year in which such costs are incurred.

11. Section 13 is amended by adding the following at the end of the first paragraph of said section:

To the extent provision of such insurance coverage during the Term of this Agreement is taxable to Employee, the provision of such in-kind benefits during a calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

12. Section 15 is amended by adding the following at the end of the last sentence of said section:

,but in no event shall said effective date of termination be later than one hundred twenty (120) days following the giving of such written notice.

In all other respects, the Employment Agreement shall remain in effect and is confirmed and ratified.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 17th day of December, 2007.

COMPANY:

CEC ENTERTAINMENT, INC.

By:	/s/ Michael H. Magusiak
Michael H. Magusiak
President

EMPLOYEE:

By:	/s/ Richard M. Frank
Richard M. Frank

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